Exhibit 10.5(a)

FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT (this “Amendment”) is made and entered into effective as of November 15, 2007 by and between HELIX BIOMEDIX, INC., a Delaware corporation (“Helix”), and ROBIN L. CARMICHAEL (“Employee”).

RECITALS

WHEREAS, Helix and Employee entered into a letter agreement dated October 8, 2007 (the “Agreement”); and

WHEREAS, Helix and Employee wish to amend the Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The second paragraph of Section 5 of the Agreement is hereby amended and restated in its entirety as follows:

“In addition, subject to approval by the Board of Directors, you shall be eligible to receive an option to purchase an additional 100,000 shares of the Company’s common stock with an exercise price equal to the fair market value on the date of grant, which option shall vest as follows: (i) if the Company recognizes Net Revenue (as defined below) of at least $1.5 million but less than $2.0 million in 2008, an aggregate of 25,000 shares shall vest and become exercisable; (ii) if the Company recognizes Net Revenue of at least $2.0 million but less than $2.25 million in 2008, an aggregate of 75,000 shares shall vest and become exercisable; and (iii) if the Company recognizes Net Revenue of at least $2.25 million in 2008, an aggregate of 100,000 shares shall vest and become exercisable. This option will be subject to the terms of the Company’s 2000 Stock Option Plan and the applicable stock option agreement between you and the Company and is intended to be an incentive stock option to the extent allowed under applicable law. For purposes of this Section 5, “Net Revenue” shall mean revenue derived by the Company from the sale or license of non-pharmaceutical products in connection with licensing or joint development transactions as determined in good faith by the Board of Directors based on the Company’s audited 2008 financial statements; provided, however, that Net Revenue shall not include revenue derived from the sale of peptides at cost or from cost reimbursements from DermaVentures LLC.”

2. The parties hereto hereby acknowledge the continuing effect of the Agreement except as specifically modified by this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

HELIX BIOMEDIX, INC.		EMPLOYEE:

/s/ R. Stephen Beatty		/s/ Robin L. Carmichael
By:	R. Stephen Beatty President and CEO	Robin L. Carmichael